Your **PROXY VOTE** is **IMPORTANT**.

Visit **proxyvote.com** to learn more.

You can vote online or by phone.

YOUR VOTE COUNTS

MGE ENERGY®

YOUR VOTE COUNTS!

We recently sent you information about our Annual Meeting of shareholders to be held May 16, 2023. Shareholders may attend the virtual Annual Meeting via the Internet through a web conference at **virtualshareholdermeeting.com/MGEE2023.**

We have not received your proxy vote. Your vote and this communication may have crossed in the mail. You may vote online at **proxyvote.com** or by phone. Please vote your shares promptly.

WATCH OUR VIDEO.

Visit **proxyvote.com** to watch a brief video with Jeff Keebler, Chairman, President and CEO of MGE Energy and Madison Gas and Electric. Learn about our goal to reduce carbon emissions at least 80% by 2030 and our clean energy investments to help us achieve net-zero carbon by mid-century.

